Exhibit 10.1

AMENDMENT OF EMPLOYMENT AGREEMENT

This Amendment of Employment Agreement (“Amendment”) is made and entered into as of February 24, 2005 by and between Rainmaker Systems, Inc., a Delaware corporation (the “Company”), and Michael Silton (“Employee”), for the purpose of amending the Employment Agreement dated as of January 1, 2001 by and between the Company and Employee (the “Employment Agreement”). Capitalized terms not otherwise defined have the meaning ascribed to such terms in the Employment Agreement.

WHEREAS, the Employment Agreement currently provides for an indefinite term;

WHEREAS, the Employment Agreement sets forth a formula for determining performance-based bonus compensation for 2001 that the Board has continued to use in subsequent years; and

WHEREAS, upon the terms and conditions set forth herein, the Company and Employee desire to amend the Employment Agreement to provide for an initial term of employment ending December 31, 2007, to amend the formula for performance-based bonus compensation and to shorten the period of time utilized to calculate the amount of compensation that Employee is to be paid in the event of a termination and Change of Control.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree that the Employment Agreement shall be amended as follows, effective as of the date hereof:

1. The introductory sentence of Section 1, Employment and Term, is hereby amended and restated as follows:

“Unless terminated in accordance with Section 4 hereof, the Company agrees to employ Employee as Chief Executive Officer for an initial term ending December 31, 2007. Unless terminated in accordance with Section 4 hereof, this Agreement shall be automatically renewed for an additional one year term at the expiration of the initial term and any subsequent one year term, unless within 30 days of the expiration of the then pending term, one of the parties hereto delivers written notice to the other stating the desire to not renew.”

2. Section 2, Compensation, paragraphs (B) and (B)(i), are hereby amended effective as January 1, 2005 (it being understood and agreed by the parties that bonus eligibility for the 2004 calendar year shall be determined in accordance with the Employment Agreement as it exists prior to giving effect to this Amendment), by: (A) replacing the words “net profit” with the words “net income”; and (B) replacing the references to the year “2001” with the year “2005” in every instance where said reference appears in such paragraphs;.

3. Section 2, Compensation, paragraph (B)(ii) is hereby amended and restated in its entirety effective as of January 1, 2005 as follows (it being understood and agreed by the parties that bonus eligibility for the 2004 calendar year shall be determined in accordance with the Employment Agreement as it exists prior to giving effect to this Amendment):

(ii) Net Income Target. Fifty percent (50%) of the Bonus amount to be paid to Employee shall be based upon whether the Company meets or exceeds its quarterly net income goals (the “Quarterly Net Income Bonus”) and annual net income goals (the “Annual Net Income Bonus”), as determined by the Company and approved by the Company’s board of directors. If the Company meets but does not exceed each of its quarterly net income goals, then the total Quarterly Net Income Bonus amount available to Employee for the calendar year shall be twenty-five percent 25% of the Base Salary, paid quarterly. If the Company meets but does not exceed its annual net income goal, then the Annual Net Income Bonus amount available to Employee shall be twenty-five percent 25% of the Base Salary, paid annually. Notwithstanding the foregoing, each of the Quarterly Net Income Bonus and the Annual Net Income Bonus amount, may be lesser or greater in accordance with the terms of this Agreement. In the event that the Company meets its quarterly net income goal, then Employee shall be paid one hundred percent (100%) of the Quarterly Net Income Bonus amount payable for that quarter (i.e., 6.25% of the Base Salary) (the “Target Quarterly Net Income Bonus Amount”). In the event that the Company meets its annual net income goal, then Employee shall be paid one hundred percent (100%) of the Annual Net Income Bonus amount payable for that year (i.e., 25% of the Base Salary) (the “Target Annual Net Income Bonus Amount”).

(a)	If the Company Exceeds Net Income Target. (I) If the Company exceeds its net income goal for a given quarter, then Employee shall be paid a Quarterly Net Income Bonus for that quarter calculated on a percentage basis equal to the percentage by which the Company exceeds its quarterly net income goal. However, such increased Quarterly Net Income Bonus for any quarter may not exceed ten percent (10%) above the Target Quarterly Net Income Bonus Amount. For example, if the Company exceeds its quarterly net income goal by nine percent (9%), then the Quarterly Net Income Bonus amount due Employee for that quarter would be equal to one hundred nine percent (109%) of the Target Quarterly Net Income Bonus Amount. If the Company exceeds its quarterly net income goal by 10 percent or more, then the Quarterly Net Income Bonus amount due Employee for that quarter would be equal to one hundred ten percent (110%) of the Target Quarterly Net Income Bonus Amount. For example, if the Company exceeds its quarterly net income goal by fifteen percent (15%), then the Quarterly Net Income Bonus amount due Employee for that quarter would be equal to one hundred ten percent (110%) of the Target Quarterly Net Income Bonus Amount.

(II) If the Company exceeds its net income goal for a given year, then Employee shall be paid an Annual Net Income Bonus for that year calculated on a percentage basis equal to the percentage by which the Company exceeds its annual net income goal. However, such increased Annual Net Income Bonus for any year may not exceed ten percent (10%) above the Target Annual Net Income Bonus Amount. For example, if the Company exceeds its annual net income goal by nine percent (9%), then the Annual Net Income Bonus amount due Employee for that year would be equal to one hundred nine percent (109%) of the Target Annual Net Income Bonus Amount. If the Company exceeds its annual net income goal by 10 percent or more, then the Annual Net Income Bonus amount due Employee for that year would be equal to one hundred ten percent (110%) of the Target Annual Net Income Bonus Amount. For example, if the Company exceeds its annual net income goal by fifteen percent (15%), then the Annual Net Income Bonus amount due Employee for that year would be equal to one hundred ten percent (110%) of the Target Annual Net Income Bonus Amount.

(b)	If the Company Does Not Meet its Net Income Target. (I) In order for Employee to be paid any portion of the Quarterly Net Income Bonus applicable to that quarter, the Company must achieve at least ninety percent (90%) of its net income goal for that quarter. If the Company fails to achieve quarterly net income equal to at least ninety percent (90%) of the net income goal for that quarter, then Employee shall not be paid any Quarterly Net Income Bonus for that quarter. If the Company achieves between 90 percent (90%) and one hundred percent (100%) of its net income goal for a given quarter, then Employee shall be paid a Quarterly Net Income Bonus for that quarter calculated on a percentage basis equal to the percentage of the quarterly net income goal achieved. For example, if the Company achieves ninety-one percent (91%) its quarterly net income goal, then the Quarterly Net Income Bonus amount due Employee for that quarter would be equal to ninety-one percent (91%) of the Target Quarterly Net Income Bonus Amount.

(II) In order for Employee to be paid any portion of the Annual Net Income Bonus applicable to that year, the Company must achieve at least ninety percent (90%) of its net income goal for that year. If the Company fails to achieve annual net income equal to at least ninety percent (90%) of the net income goal for that year, then Employee shall not be paid any Annual Net Income Bonus for that year. If the Company achieves between 90 percent (90%) and one hundred percent (100%) of its net income goal for a given year, then Employee shall be paid an Annual Net Income Bonus for that year calculated on a percentage basis equal to the percentage of the annual net income goal achieved. For example, if the Company achieves ninety-one percent (91%) its annual net income goal, then the Annual Net Income Bonus amount due Employee for that year would be equal to ninety-one percent (91%) of the Target Annual Net Income Bonus Amount.

4. Section 4, Termination, paragraph (A)(ii) is hereby amended by: (A) replacing the numerical phrase “one and three-quarter (1 3/4)” with the numerical phrase “one and one-quarter (1 1/4)”; and (B) replacing the numerical phrase “twenty-one (21)” with the numerical phrase “fifteen (15)” in every instance where said numerical phrase appears in such paragraph.

5. Section 4, Termination, paragraph (C), is hereby amended by replacing the numerical phrase “two (2)” with the numerical phrase “one and one-quarter (1 1/4)”.

6. Miscellaneous.

A. Employment Agreement Otherwise Not Affected. Except as expressly amended pursuant hereto, the Employment Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

B. Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the Employee and the Company and their respective successors and assigns.

C. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

D. Complete Agreement; Amendments. This Amendment contains the entire and exclusive agreement of the parties hereto and thereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior commitments, drafts, communications, discussion and understandings, oral or written, with respect thereto. This Amendment may not be modified, amended or otherwise altered except in accordance with the terms of Section 7(A) of the Employment Agreement.

E. Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Amendment shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Amendment, or the validity or effectiveness of such provision in any other jurisdiction.

F. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of the day and year first above written.

RAINMAKER SYSTEMS, INC.

By:	/s/ Robert Leff
Robert Leff
Chairman of Compensation Committee

/s/ Michael Silton
MICHAEL SILTON

4